Exhibit 99.1

Dataram Contact: Marc P. Palker Chief Financial Officer 609-799-0071 info@dataram.com

DATARAM to Raise $.8 Million in Registered Direct Offering

PRINCETON, N.J. September 19, 2013— Dataram Corporation (NASDAQ: DRAM) announced today that it has entered into a definitive agreement to sell $.8 million of its common stock and warrants to institutional investors in a registered direct offering.

Under the terms of the purchase agreement, Dataram will sell 350,931 shares of its common stock at $2.30 per share, and warrants to purchase up to an aggregate of 350,931 shares of common stock at an exercise price of $3.50 per share. The warrants will be exercisable beginning in six months from the closing date of the offering and will expire five years from the date they first become exercisable. Dataram will receive approximately $.75 million in net proceeds from the offering. The offering is expected to close on or about September 23, 2013, subject to customary closing conditions.

Tripoint Global Equities, LLC acted as the exclusive placement agent for the offering.

Net proceeds from the offering will be used to meet working capital needs and for general corporate purposes. John Freeman, CEO, stated "with these funds we can continue to expand our strategic relationship with Advanced Micro Devices ("AMD") and add more outlets for the sale of our AMD branded product lines".

The securities described above are being offered pursuant to an effective registration statement, and may be made only by means of a prospectus and prospectus supplement. A copy of the prospectus supplement relating to the common stock and warrants can be obtained from Tripoint Global Equities, LLC, 130 West 42nd Street, 10th Floor, New York, NY 10036, or by calling 212-732-7184. An electronic copy of the prospectus supplement will also be available on the website of the Securities and Exchange Commission (the “SEC”) at http://www.sec.gov . This press release is neither an offer to sell, nor a solicitation of an offer to buy, nor shall there be any sale of, these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

ABOUT DATARAM CORPORATION

Founded in 1967, Dataram is a worldwide leader in the manufacture of high-quality computer memory, storage and software products. Our products and services deliver IT infrastructure optimization, dramatically increase application performance and deliver substantial cost savings.

Dataram solutions are deployed in 70 Fortune 100 companies and in mission-critical government and defense applications around the world. For more information about Dataram, visit www.dataram.com.

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.